Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release

NASDAQ: AAII

aaiPharma Explores Asset Sales

Wilmington, N.C., October 6, 2004 — aaiPharma Inc. (NASDAQ: AAII) today announced that it has retained Rothschild Inc. to assist the management team in its ongoing evaluation of potential asset divestitures.

aaiPharma is evaluating a potential simplification of its operating structure by divesting businesses and assets that the Company may determine are no longer strategic to its long-term business plan. “A successful conclusion to this process, if pursued, will enable management to refocus and devote all of its attentions to positioning the Company for profitable growth,” stated Dr. Ludo Reynders, President and CEO of aaiPharma. “We feel that as a highly regarded global investment bank, Rothschild Inc. is uniquely suited to assist us in this process.”

Forward Looking Statements
Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, uncertainties regarding any decision by the Company whether to pursue any asset divestiture and risks and uncertainties pertaining to the ability of the Company to consummate any asset divestiture on attractive terms, including obtaining necessary waivers or consents for asset sales under its senior credit facility. Additional risk factors relevant to the Company are discussed in the Company’s most recent reports on Form 10-K, 10-Q and 8-K filed with or furnished for the Securities and Exchange Commission.

About aaiPharma
aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

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